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For further information contact:
Mr. Jonathan K. Dodge
Vice President, Secretary and General Counsel
DeGeorge Financial Corporation
(212) 371-9777

                   DEGEORGE FINANCIAL ACCEPTS BUY-OUT PROPOSAL

                              FOR IMMEDIATE RELEASE
                                December 2, 1997

CHESHIRE, CONNECTICUT - DeGeorge Financial Corporation (NASDAQ NMS: DEGE) announced today that it had agreed in principle to be acquired by a new company to be formed by the Company's Chairman of the Board and Chief Executive Officer, Peter R. DeGeorge, and possibly certain other persons, to acquire via merger all outstanding common stock of the Company, other than shares owned by members of the buy-out group, at a cash price of $1.50 per share. On December 1, 1997, the last reported sale price of the Company's common stock on NASDAQ was $ 13/16 per share.

The Company's Board of Directors had appointed a special committee of the Board (composed of the Company's two independent outside directors) to evaluate Mr. DeGeorge's original proposal of $1.30 per share made on September 12, 1997. After consultation with its legal counsel, Rogers & Wells, and it financial advisors, Houlihan, Lokey, Howard & Zukin, and after negotiations with Mr. DeGeorge (during which he agreed to increase his offer to $1.50 per share), the special committee recommended that the Company's Board approve Mr. DeGeorge's increased offer. The Board's approval of the buy-out proposal is subject to the definitive merger agreement containing a requirement that the merger be approved by at least 66 2/3% of the votes cast with respect to the merger. Houlihan, Lokey, Howard & Zukin have indicated that, subject to their review of the definitive transaction documentation, they are prepared to opine that the price of $1.50 per share is fair to shareholders, other than members of the buy-out group, from a financial point of view. The Board's approval of the buy-out proposal is also subject to the execution of a mutually satisfactory merger agreement and obtaining all necessary corporate and regulatory approvals, but the proposal is not subject to financing.

A class action lawsuit challenging Mr. DeGeorge's September 12, 1997 buy-out proposal has been filed in the Court of Chancery of the State of Delaware in and for New Castle County alleging various breaches of fiduciary duty and that the September 12, 1997 offer of $1.30 per share was inadequate. This is still in a preliminary stage and discovery has not yet commenced.

DeGeorge Financial Corporation arranges financing and is currently managing over $200 million in underwritten construction loans. It provides access to home ownership for people who lack a sufficient down payment or sufficient income to support the purchase of the home they desire through conventional mortgage programs. Through its packaging of financial services and customer support, the Company enables its customers to reduce the cost of home construction by eliminating the general contractor, the intent of which is to create an equity position that serves as the down payment for permanent financing upon the conclusion of the home construction process.

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